CONTRIBUTION AGREEMENT

Dated as of November 14, 2006 by and among

X AND O COSMETICS, INC.

and

JUMA TECHNOLOGY, LLC

and

MEMBERS OF JUMA TECHNOLOGY, LLC
Listed on Schedules 1.1 and 1.2

and the following

INVESTORS

Rubin Family Irrevocable Stock Trust, Breckenridge Associates, Inc, and Harbor View Fund, Inc.

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT dated as of November 14, 2006 (this “Agreement”), by and among X AND O COSMETICS, INC. formerly known as Elite Cosmetics, Inc., a Delaware company having an office at 107 St. Patrick's Street Donaldsonville, Louisiana 70346 (the “Company”), JUMA TECHNOLOGY, LLC a New York limited liability company having an office at 154 Toledo Street, Farmingdale, New York 11735 (“Juma”), Christopher Dieterich, Victor Hollander, Alan Spatz and Ed St. Amour (collectively the “Principal Stockholders”), the members of Juma listed on Schedule 1.1 hereto (collectively referred to as the “Inside Members”), the members of Juma listed on Schedule 1.2 hereto (collectively referred to as the “Investor Members”) (the Inside Members and the Investor Members collectively referred to as the “Members”), and the Investors (as defined above).

WHEREAS, Juma, the Company, the Principal Stockholders, the Members and the Investors have determined that a business combination between Juma and the Company, to be effected by a contribution described in Section 1.1 below (the “Exchange”) by the Members of all of their respective membership interests (the “Interests”) in Juma, and by the Investors of property, to the Company in exchange for shares of common stock in the Company (as further described in Section 1.1 below, the “Shares”), upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective companies, members and stockholders, and the Investors and presents an opportunity for the companies to achieve long-term strategic and financial benefits;

WHEREAS, the Company (i) has determined that the Exchange is fair to, and in the best interests of, the Company and its shareholders and (ii) has approved and declared the advisability of entering into this Agreement;

WHEREAS, the Members collectively own 100% of the membership interests in Juma and have consented in writing to the approval and adoption of this Agreement and the Exchange.

WHEREAS, the Investors, have consented in the approval and adoption of this Agreement and the Exchange.

WHEREAS, at Closing (as defined herein) the Shares issuable at the Effective Time (as defined herein) of the exchange with Juma to the Members and the Investors will represent 33,250,731 shares of the common stock equal to more than 80% ownership of the outstanding common stock of the Company, on a fully diluted basis, and at the Effective Time, the Members will transfer 100% of their Interests to the Company and the Investors will transfer property described in Schedule 1.3 (the “Property”) to the Company.

WHEREAS, the parties hereto intend that the Exchange qualify for income tax purposes as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE EXCHANGE
Section 1.1 Exchange.

(a) Exchange Consideration. At the effective time of the Closing (the “Effective Time”), automatically and without any action on the part of any party, or other person:

(i) Outstanding Company Membership Interests. Subject to the terms and conditions set forth in this Agreement, all Interests that are outstanding and owned by the Members, and the Property owned by the Investors, immediately prior to the date hereof shall be exchanged for and converted into the Company’s Shares as set forth on Schedule 2.1 hereto (hereinafter, the “Exchange Consideration”).

(ii) Rights as Members. At the Effective Time, the Members shall have no rights as Members of Juma or otherwise with respect to their ownership therein other than the right to receive their allocated share of the Exchange Consideration provided for in this Article 1.
(iii)  Exchange. The Interests held by the Members, and the Property owned by the Investors, shall be delivered to the Company, and such Interests and Property shall be transferred and assigned to the Company. Promptly following the Effective Time, the Company shall issue the Shares to the Members and to the Investors.

(b)  Exemption from Registration. The Parties intend that the Shares to be issued by the Company to the Members and the Investors shall be exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act and the rules and regulations promulgated thereunder.

(c) Form 15(c)(2)(11). X and O Cosmetics, Inc., is a company with no operations and substantially no assets or liabilities as set forth in Financial Statements filed with the Securities and Exchange Commission. Following the Exchange, the Company, intends to file a Form 15(c)(2)(11) with the NASD to enable its Common Stock to be quoted on the NASDQ Over-the-Counter Bulletin Board (the”OTC”).

Section 1.2 Exchange Procedures.

(a) At or prior to the Closing, the Members shall transfer all right, title and interest in and to their Interests, which will be contributed to the Company in exchange for the number of Shares set forth on Schedule 2.1(a).

(b)  At or prior to Closing, the Investors will transfer all right, title and interest in and to the Property for the number of Shares set forth on Schedule 2.1(b).

(c) Full Satisfaction of Rights. All Shares for which the Interests and Property shall have been exchanged pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Interests and Property.

(d) Exchange of Certificates. All records evidencing ownership of Interests converted into Shares pursuant to this Article 1 shall be furnished to the Company.

Section 1.3  Membership Approval. The Members are the holders of 100% of the membership interests of Juma and will at or before Closing approve this Agreement.

Section 1.4 Closing. The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall take place on or before November 10, 2006, which shall be the date of satisfaction (or waiver in accordance with this Agreement) of all of the conditions set forth herein.

Section 1.5 Further Actions. If, at any time after the Effective Time, the Company considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Company its right, title or interest in, to or under any of the rights, properties, or assets of Juma, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Company will be authorized to execute and deliver, in the name and on behalf of each of Juma and the Members, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Juma and the Members, all such other actions and things as the Company may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Company or otherwise to carry out the intent and purposes of this Agreement.

Section 1.6 Restrictions on Resale. None of the Shares issuable in connection herewith will be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) the Company receives an opinion of counsel for the interest holders, reasonably satisfactory to counsel for the Company, that an exemption from the registration requirements of the Securities Act is available.

Section 1.7. Restrictions on Transfers. Notwithstanding any other provision of this Agreement, for a period of one year following the Effective Time no Member or Investor shall sell, assign or otherwise transfer any Shares, or any interest therein, received pursuant to this Agreement unless the Member or Investor has received an opinion of counsel from the Company’s counsel (said opinion not to be unreasonably withheld) that such sale, assignment or transfer will not cause the Exchange to fail to meet the requirements of Code section 351 for the tax-free organization of a company; provided, however, that in the case of a sale, assignment or transfer of Shares which is to be made in satisfaction of an obligation, or in connection with a binding commitment, of the transferring Member or Investor that existed at or prior to the Effective Time, this clause shall read as though the words “For a period of one year” were not contained in it.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF JUMA

Juma represents and warrants to the Company that:

Section 2.1 Existence and Power. Juma is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have an effect or change that is or would be materially adverse to the business, operations, assets, prospects, condition (financial or otherwise) or results of operations (“Material Adverse Effect”) of Juma. Juma has heretofore delivered to the Company true and complete copies of the Certificate of Formation and Operating Agreement of Juma as currently in effect.

Section 2.2 Authorization. The execution, delivery and performance by Juma of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within Juma’s limited liability company powers and have been duly authorized by all necessary action. The affirmative vote of the holders of the outstanding membership interests of Juma is the only action of Juma necessary in connection with its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Exchange. This Agreement has been duly and validly executed and delivered by Juma and is a legal, valid and binding obligation of Juma, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Juma’s Members have (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are fair to and in the best interests of the Members, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Exchange, which approval satisfies in full any applicable requirements of applicable law, and (iii) resolved to recommend, and recommended, approval and adoption of this Agreement by the holders of the Interests.

Section 2.3 Governmental Authorization. The execution and delivery of this Agreement and the performance by Juma of its obligations under this Agreement relating to the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) state corporate and securities laws or regulations of various states or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Juma, or materially impair the ability of Juma to consummate the Exchange and the transactions contemplated by this Agreement.

Section 2.4 Non-contravention. The execution and delivery by Juma of this Agreement and the consummation by Juma of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate Juma’s Certificates of Formation or Operating Agreement, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Juma, or to a loss of any benefit to which Juma is entitled under any provision of any agreement or other instrument binding upon Juma, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Juma, or (iv) result in the creation or imposition of any Lien (as defined herein) on any asset of Juma. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

Section 2.5 Capitalization.

(a) As of the date of this Agreement, the Members of Juma are as set forth in Schedule 1.1 hereto. The membership interests in Juma have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. Except as set forth herein, as of the date hereof there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating Juma to issue any interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for any interests in Juma.

(b) There are no outstanding obligations, contingent or otherwise, of Juma to redeem, purchase or otherwise acquire any interests or other securities of Juma.

(c) Juma is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to Juma and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any interest of Juma.

Section 2.6 Compliance with Laws and Court Orders. Juma holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business (the “LLC Permits”), except where the failure so to hold would not have a Material Adverse Effect on Juma. Juma is in compliance with the terms of the LLC Permits, except where the failure so to comply would not have a Material Adverse Effect on Juma. Juma is and has been in compliance with, and to the best knowledge of Juma, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Juma.

Section 2.7 Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of Juma threatened against or affecting, Juma or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

Section 2.8 Full Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to Juma pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

Section 2.9  Financial Statements. Prior to the Closing, Juma will prepare audited financial statements and furnish them to the Company. The audited consolidated balance sheets of Juma and the financial statements shall present fairly, in all-material respects, the consolidated financial position and results of operations of Juma.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

The Company and the Principal Stockholders represent and warrants to the Members and Juma that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated and in good standing under the laws of the State of Delaware. The Company is a company with no operations and substantially no assets and no liabilities as set forth in financial statements filed with the SEC. The Company is not conducting any business. At the Closing, the Company will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Company’s Boards of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are fair to and in the best interests of its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Exchange, which approval satisfies in full any applicable requirements of Delaware Law.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement relating to the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), foreign or state securities laws or regulations of various states (“Blue Sky Laws”) or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company , or materially impair the ability of the Company to consummate the Exchange and the transactions contemplated by this Agreement.

Section 3.4 Non-contravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate the Company’s Certificate of Incorporation, (ii) assuming compliance with the matters referred to in Section 4, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company, is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.5 Capitalization. (a) The authorized Common stock of the Company consists of 900,000,000 shares and 259,830,000 shares of Common stock are issued and outstanding of which the Company’s principal shareholder and CEO, Mr. Glen Landry (“Landry”) holds 256,500,000. As of the date of this Agreement, the Shareholders of the Company are set forth in the certified transfer agent shareholder list on the day prior to closing. This shareholder list is attached as Schedule 3.1. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. Except as set forth in Schedule 3.1, as of the date hereof there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating the Company to issue any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock. As part of this transaction, Landry will cancel 251,475,731of his common stock by instruction to the Company’s transfer agent. In addition, at the time of Closing the remaining shares of the Company not held by Landry shall not exceed 3,250,000.

(b) The Company is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to the Company and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of the Company.

(c)  There are not as of the date hereof, and there will not be at the Closing, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.

(d) The shares of Common Stock to be issued as part of this Agreement will be duly authorized for issuance and when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.

Section 3.6 Financial Statements. Prior to the Closing, the Representatives have furnished to Juma the consolidated audited balance sheet of the Company. The audited consolidated balance sheets of the Company and the financial statements present fairly, in all-material respects, the consolidated financial position and results of operations of the Company. The Company and the Principal Stockholder represent that at the closing date on or before November 10, 2006 (the “Effective Time”) the Company will have no liabilities other than legal fees owed to Cane Clark, LLP related to this transaction.

Section 3.7 Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to the Company pursuant hereto or pursuant to any written request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
INDEMNIFICATION

Section 4.1 Indemnification by the Company and the Principal Stockholders.

The Company and the Principal Stockholder shall indemnify, defend any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, member or partner of Juma, any subsidiary or affiliate thereof or an employee of Juma, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “LLC Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Company or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of the Company or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “LLC Indemnified Liabilities”). Any LLC Indemnified Party wishing to claim indemnification under this Section 4.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, but the failure so to notify shall not relieve the Company from any liability that it may have under this Section 4.1, except to the extent that such failure would materially prejudice the Company. LLC Indemnified Parties shall permit the Company (at the expense of the Company) to assume the defense of any LLC Indemnified Liabilities.

Section 4.2 Indemnification by Juma and its Inside Members

Juma and the Inside Members shall indemnify, defend and hold harmless each of the Company, the Principal Stockholder , any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of the Company, any subsidiary or affiliate thereof or an employee of the Company, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by Juma or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of Juma or any subsidiary or affiliate thereof prior to Juma, whether asserted or claimed prior to, at or after, Juma, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “Company Indemnified Liabilities”). Any Company Indemnified Party wishing to claim indemnification under this Section 4.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Juma, but the failure so to notify shall not relieve Juma from any liability that it may have under this Section 4.2, except to the extent that such failure would materially prejudice Juma.

Section 4.3 Survival of Indemnification

All rights to indemnification under this Article 4 shall survive the consummation of the Exchange and the termination of this Agreement. The provisions of this Article 4 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, each LLC Indemnified Party, and his or her heirs and representatives.

ARTICLE 5
COVENANTS OF THE PARTIES

The parties hereto agree that:

Section 5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.2 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Juma shall promptly use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) taking or causing to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 5.3 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other party hereto of:

(a) any notice or other communication from any person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2 and Section 3 (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement.

Section 5.4 Access to Information; Confidentiality.

(a) Following the date hereof, until consummation of all transactions contemplated hereby, the Company, on the one hand, and Juma, on the other, will give to the other party, its counsel, financial advisers, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, furnish to the other party and its representatives such financial and other data and information as such party and its representatives may reasonably request and instruct its own employees and representatives (including, without limitation, insurance agents and underwriters) to cooperate with the other party in its investigations. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other parties. No investigation pursuant to this Section shall affect any representation or warranty made by any party hereunder.

(b) All information obtained by the Company or Juma in connection with the transactions contemplated hereby shall be kept confidential and will not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Should the Closing not occur for any reason, all such information and copies thereof shall promptly be returned to each respective party.

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.1 Conditions of Obligations of the Company. The obligations of the Company to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Juma set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on Juma and the Company shall have received a certificate, dated as of the Closing Date, to such effect signed on behalf of Juma by a duly authorized officer of Juma.

(b) Performance of Obligations of Juma. Juma shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

Section 6.2 Conditions of Obligations of Juma. The obligations of Juma to effect the Exchange are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Juma:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company, and Juma shall have received a certificate, dated as of the Closing Date, to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

ARTICLE 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Exchange may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the parties hereto;

(b) by the Company if (i) Juma shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Juma; or (ii) any representations and warranties of Juma contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on Juma; or

(c) by Juma if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them; or (ii) any representations and warranties of the Company contained in this Agreement shall not have been true when made or on and as of the Closing Date as if made on and as of the Closing Date (except to the extent it relates to a particular date), except where the failure to be so true and correct would not have a Material Adverse Effect on the Company.

ARTICLE 8
MISCELLANEOUS

Section 8.2 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing.

Section 8.3 Amendments; No Waivers.

(a) Any provision of this Agreement with respect to transactions other than the Exchange contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Juma; or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4 Fees and Expenses. Except for all transfer taxes which shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 8.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

Section 8.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.9 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. The Company or Juma make no representations or warranties, except as set forth in this Agreement.

Section 8.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.13 Specific Performances. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officer, all as of the day and year first above written.

X AND O COSMETICS, INC.

By: /s/  Glen Landry
        Glen Landry
        President, Chief Executive Officer,
        Chief Financial Officer and
        Chief Accounting Officer
        Principal Stockholder

JUMA TECHNOLOGY, LLC

By: /s/ David Giangano
Name:  David Giangano
Title:    General Member

APPROVED AND AGREED:

INSIDE MEMBERS:

By: /s/  David Giangano
       David Giangano

By: /s/ Joseph Fucillo
       Joseph Fucillo

By: /s/ Frances Vinci
       Frances Vinci

By: /s/ Joseph Cassano
       Joseph Cassano

By: /s/ Paul Stavola
        Paul Stavola

By: /s/ Elizabeth D'Alesandro
        Elizabeth D’Alesandro

By: /s/ Steven Harper
        Steven Harper

By: /s/ Anthony Fernandez
        Anthony Fernandez

By: /s/ Edmond Baydian
        Edmond Baydian

By: /s/ Martin Cusack
         Martin Cusack

By: /s/ Joan O'Brien
        Joan O’Brien

INVESTOR MEMBERS

By: /s/ Martha Gonzalez
        Martha Gonzalez

By: /s/ David Salomon
        David Salomon

By: /s/ Jerome Deutsch
        Jerome Deutsch

By: /s/ John DiPace
        John DiPace

By: /s/ Mirus Opportunistic Fund
        Mirus Opportunistic Fund

INVESTORS

By: /s/ Rubin Family Irrevocable Stock Trust
        Rubin Family Irrevocable Stock Trust

By: /s/ Breckenridge Associates, Inc.
        Breckenridge Associates, Inc.

By: /s/ Harbor View Fund, Inc.
        Harbor View Fund, Inc

Schedule 1.1

Inside Members of Juma Technology LLC

David Giangano
Frances Vinci
Joseph Fuccillo
Joseph Cassano
Elizabeth D’Alesandro
Steven Harper
Paul Stavola
Anthony Fernandez
Edmund Baydian
Martin Cusak
Joan O’Brien

Schedule 1.2

Investor Members of Juma Technology LLC

David Solomon
John DiPace
Jerome Deutsch
Martha Gonzalez
Mirus Opportunistic Fund

Schedule 1.3

All of the Investors’ rights in, to and under that certain Royalty Participation Agreement, dated as of May 3, 2006, between In Veritas Medical Diagnostics, Inc. and The Rubin Family Irrevocable Stock Trust, a copy of which is attached hereto as Exhibit 1.3

Schedule 2.1(a)

Shares of Stock to be Issued to Inside Members

David Giangano	6,057,300
Frances Vinci	4,974,000
Joseph Fuccillo	6,057,300
Joseph Cassano	4,103,800
Elizabeth D’Alesandro	2,000,000
Steven Harper	1,447,600
Paul Stavola	400,000
Anthony Fernandez	1,000,000
Edmund Baydian	350,000
Martin Cusak	400,000
Joan O’Brien	100,000
David Solomon	1,000,000
John DiPace	100,000
Jerome Deutsch	250,000
Martha Gonzalez	400,000
Mirius Opportunistic Fund	2,500,000

Schedule 2.1(b)

Shares of Stock to be Issued to Investor Members
Breckenridge Associates, Inc.	671,596
Rubin Family Irrevocable Trust	690,785
Harbor View Fund, Inc.	748,350